Exhibit 99.1

Contacts:	Investors:	Media:
	Vincent L. Sadusky	Mark Semer
	Chief Financial Officer	Kekst and Company
	(401) 457-9403	(212) 521-4802

LIN TV CORP. REPORTS THIRD QUARTER 2004 RESULTS

PROVIDENCE, RHODE ISLAND, October 28, 2004 – LIN TV Corp. (NYSE: TVL), the parent of LIN Television Corporation, today reported financial results for the third quarter and nine months ended September 30, 2004. Net income for the third quarter of 2004 was $14.8 million, or $0.29 per share, compared to net income of $5.9 million, or $0.12 per share, during the third quarter of 2003.

Net revenues for the third quarter of 2004 were $91.0 million, an increase of 8.0% over net revenues of $84.3 million in the third quarter of 2003. Direct operating and selling, general and administrative expenses, which exclude depreciation, increased 3.5% on an aggregate basis to $48.4 million from $46.7 million in the third quarter of 2003. Amortization of program rights increased 13.6% to $6.5 million in the third quarter of 2004 from $5.7 million in the third quarter of 2003, and depreciation and amortization increased 4.6% during the period to $7.7 million from $7.4 million. Corporate overhead increased $1.8 million to $5.5 million from $3.7 million in the comparable 2003 period. As a result, operating income increased 10.1% to $22.9 million in the third quarter of 2004 from $20.8 million in the comparable 2003 period.

For the nine months ended September 30, 2004, the Company’s net income was $30.8 million, or $0.60 per diluted share, compared to a loss of $46.2 million, or $0.93 per diluted share, during the first nine months of 2003. Net revenue during the first nine months of the year increased 8.1% to $267.2 million from $247.1 million for the nine months ended September 30, 2003. Operating income increased 17.2% to $66.6 million from $56.8 million during the comparable periods.

Capital expenditures were $7.5 million during the third quarter of 2004 compared to $4.8 million in the comparable quarter of 2003. The Company received $2.2 million in cash distributions from equity investments in the third quarter of 2004 compared to $1.6 million in the third quarter of 2003.

CEO Comment

Gary Chapman, LIN TV’s Chairman, President and Chief Executive Officer, said: “LIN TV’s third quarter results reflect the considerable strength of our stations. While lower-than-expected political and automotive advertising spending in some of our U.S. markets and the recent hurricanes in Puerto Rico had a negative effect on revenues, we posted meaningful gains on the top and bottom line due to our continued news leadership and effective cost management. Political spending during the early part of the fourth quarter has been consistent with our expectations, further strengthening our confidence that 2004 will be a solid year for LIN TV.”

Balance Sheet

Total debt outstanding was $643.3 million and cash and cash equivalent balances were $9.7 million on September 30, 2004. The Company’s net consolidated leverage as defined in the credit facility (total debt of $643.3 million minus up to $10 million of cash and cash equivalents divided by $135 million, representing trailing four quarters of broadcast cash flow less corporate overhead and including joint venture distributions) was approximately 4.7x as of September 30, 2004.

Guidance

Based on current pacings, LIN TV believes that fourth quarter revenue growth will be in the high single digits compared to net revenue of $95.3 million for the fourth quarter of 2003 (excluding WEYI-TV in Flint, Michigan, which the Company has sold). Updated guidance for the year ended December 31, 2004 is as follows:

Direct operating and SG&A expenses	approximately $196-$198 million
Program amortization	approximately $24-$26 million
Cash payments for programming	approximately $24-$25 million
Depreciation and amortization	approximately $32-$33 million
Cash interest expense	approximately $38-$40 million
Corporate overhead	approximately $16-$18 million
Capital expenditures	approximately $28-$30 million
Cash taxes	approximately $8-$9 million

About LIN TV

LIN TV Corp. is an owner and operator of 23 network-affiliated television stations in 14 mid-sized markets in the U.S.

LIN TV also owns approximately 20% of KXAS-TV in Dallas, Texas and KNSD-TV in San Diego, California through a joint venture with NBC, and is a 50% non-voting investor in Banks Broadcasting, Inc., which is now consolidated with LIN as a result of FIN 46 and which owns KWCV-TV in Wichita, Kansas and KNIN-TV in Boise, Idaho. Finally, LIN is a one-third owner of WAND-TV, the ABC affiliate in Decatur, Illinois, which it manages pursuant to a management services agreement.

Financial information and overviews of LIN TV’s stations are available on the Company’s website at www.lintv.com.

Conference Call

LIN TV will hold a conference call to discuss its third quarter 2004 results TODAY, Thursday, October 28, 2004, at 8:30 am ET. To participate in the call, please call (800) 946-0782 (U.S. callers) or (719) 457-2657 (international callers) approximately 10 minutes prior to the scheduled start of the call and reference 879908. The call can also be accessed via the investor relations section of the company’s website at www.lintv.com (listen-only).

If you are unable to participate in the live call, a taped replay will be available from 11:30 am ET today until Friday, November 5, 2004 at midnight ET. The replay can be accessed by dialing (888) 203-1112 (U.S. callers) or (719) 457-0820 (international callers), and using passcode 879908. The replay can also be accessed at the company’s website from 1:00 pm today until midnight on November 5, 2004.

Safe Harbor Statement

This press release may include statements that may constitute “forward-looking statements,” including the information under the caption “Guidance” and other estimates of future business prospects or financial results and statements containing the words “believe,” “estimate,” “project,” “expect,” or similar expressions. Forward-looking statements inherently involve risks and uncertainties, including, among other factors, general economic conditions, demand for advertising, the war in Iraq or other geopolitical events, competition for audience and programming, government regulations and new technologies, that could cause actual results of LIN TV to differ materially from the forward-looking statements. Factors that could contribute to such differences include the risks detailed in the Company’s registration statements and periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

# # #

LIN TV CORP.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share information)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net revenues	$91,005	$84,278	$267,187	$247,109
Operating costs and expenses:
Direct operating (excluding depreciation of $7.5 million and	25,638	24,970	75,658	73,933
$7.1 million for the three months ended September 30, 2004 and 2003, respectively, and $22.7 million and $22.5 million for the nine months ended September 30, 2004 and 2003, respectively)
Selling, general and administrative	22,737	21,751	69,725	64,982
Amortization of program rights	6,481	5,706	18,116	16,202
Corporate	5,542	3,695	13,570	11,899
Depreciation and amortization of intangible assets	7,728	7,385	23,545	23,292

Total operating costs	68,126	63,507	200,614	190,308

Operating income	22,879	20,771	66,573	56,801
Other (income) expense:
Interest expense, net	10,888	12,254	34,414	47,258
Share of income in equity investments	(2,250)	(736)	(5,014)	(2,136)
Minority interest in loss of Banks Broadcasting Inc.	(226)	—	(472)	—
Gain on derivative instruments	(9,026)	(2,490)	(13,646)	(7,250)
Loss on extinguishment of debt	—	—	4,447	53,105
Other, net	917	(80)	1,138	711

Total other expense, net	303	8,948	20,867	91,688
Income (loss) from continuing operations before provision for income taxes and cumulative effect of change in accounting principle	22,576	11,823	45,706	(34,887)
Provision for income taxes	7,760	5,509	16,960	11,371

Income (loss) from continuing operations before cumulative effect of charge in accounting principle	14,816	5,314	28,746	(46,258)
Discontinued operations:
Loss (income) from discontinued operations, net of tax provision of $206 and $618 for the three and nine months ended September 30, 2003,	—	290	(44)	178
respectively, and $311 for the nine-months ended September 30, 2004
(Gain) loss from sale of discontinued operations, net of tax provision of $109 for the three and nine months ended September 30, 2003 and a tax benefit of $1,094 for the nine months ended September 30, 2004	—	(864)	1,284	(212)
Cumulative effect of change in accounting principle, net of tax effect of $0	—	—	(3,290)	—

Net income (loss)	$14,816	$5,888	$30,796	$(46,224)

Basic Income (loss) per common share:
Income (loss) from continuing operations before cumulative effect of change in accounting principle	$0.29	$0.11	$0.57	$(0.93)
(Loss) income from discontinued operations, net of tax	—	(0.01)	—	—
Gain (loss) from sale of discontinued operations, net of tax	—	0.02	(0.03)	—
Cumulative effect of change in accounting principle, net of tax	—	—	0.07	—
Net income (loss)	0.29	0.12	0.61	(0.93)
Weighted-average number of common shares outstanding used in calculating basic income (loss) per common share	50,350	50,021	50,272	49,955
Diluted Income (Loss) Per Common Share:
Income (loss) from continuing operations before cumulative effect of change in accounting principle	$0.29	$0.11	$0.56	$(0.93)
(Loss) income from discontinued operations, net of tax	—	(0.01)	—	—
Gain (loss) from sale of discontinued operations, net of tax	—	0.02	(0.03)	—
Cumulative effect of change in accounting principle, net of tax	—	—	0.06	—
Net income (loss)	0.29	0.12	0.60	(0.93)
Weighted — average number of common shares outstanding used in calculating diluted income (loss) per common share	50,961	50,557	51,005	49,955
Supplement Financial Data:
Debt outstanding	$643,303	$710,655	$643,303	$710,655
Cash and cash equivalents	9,677	13,678	9,677	13,678
Capital expenditures	7,488	4,819	17,500	15,006
Program rights payments	6,262	5,912	18,336	16,948
Capital distributions from equity investments	2,242	1,630	5,503	4,891
Cash taxes	1,298	931	4,750	5,048
Station non-cash items	277	219	831	768
Interest Expense Components:
Senior Credit Facility	$2,068	$2,141	$5,938	$5,360
$300,000, 8 3/8% Senior Subordinated Notes	—	—	—	11,445
$200,000, 6 1/2% Senior Subordinated Notes	3,250	3,250	9,790	5,056
$125,000, 2.50% Exchangeable Senior Subordinated Debentures	781	781	2,385	1,215
$166,440, 8% Senior Notes	2,917	4,200	10,553	12,600
$276,000, 10% Senior Discount Notes	—	—	—	330
$100,000, 10% Senior Discount Notes	—	—	—	190
Interest income	(118)	(174)	(284)	(924)

Interest expense before amortization of discount and deferred financing fees	8,898	10,198	28,382	35,272
Amortization of discount and deferred financing fees	1,990	2,056	6,032	11,986

Total interest expense, net	$10,888	$12,254	$34,414	$47,258